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EXHIBIT 23.3

          We consent to the reference to our firm and to the reference therein to the valuations prepared by us under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Significant Assumptions and Methodologies Used in Determining the Fair Value of our Common Stock and Equity-Based Compensation", included in the Registration Statement (Form S-1) of Liquidnet Holdings, Inc. for the offer of Class A Common Stock of Liquidnet Holdings, Inc. filed with the Securities and Exchange Commission.

Sincerely,
Appraisal Economics Inc.
Paramus, NJ

/s/  PAUL ENGEL

by: Paul Engel
Managing Director

June 27, 2008

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  EXHIBIT 23.3